Exhibit 99.1

Investor Contact
Lisa Kampf
Instinet Group Incorporated
201 595 3554
lisa.kampf@instinet.com

Media Contact
Stephen Austin
Instinet Group Incorporated
212 231 5331
stephen.austin@instinet.com

INSTINET ANNOUNCES FIRST QUARTER 2004 RESULTS

NEW YORK, April 28, 2004 — Instinet Group Incorporated (Nasdaq: INGP) today announced net income of $19 million or $0.06 per share for the first quarter of 2004 compared to a net loss of $34 million or $(0.10) per share for the first quarter of 2003 and a net loss of $38 million or $(0.12) per share for the fourth quarter of 2003. The first quarter 2004 results included a pre-tax unrealized investment gain of $5 million and insurance recovery of $5 million. Excluding these items and the related tax effect, pro forma operating income for the first quarter of 2004 was $13 million, or $0.04 per share compared to a proforma operating loss of $6 million or $(0.02) per share for the first quarter of 2003 and pro forma operating income of $5 million, or $0.01 per share for the fourth quarter of 2003.1

Edward J. Nicoll, Chief Executive Officer of Instinet Group, commented, “We had a good first quarter driven by robust global markets. Moreover, we began to see the benefits from the separation of our two primary businesses, our newly focused management teams, and our distinct approaches to each customer base. Instinet, our global institutional broker, continued to capitalize upon its sales trading expertise and sophisticated technology tools. INET, our electronic marketplace, increased relative market share in the stronger U.S. markets and successfully completed the task of consolidating the order flow of our two ECNs into a single marketplace. As we continue to innovate and deliver superior services across our businesses, we will also continue to focus on reducing our direct costs.”

1.	See table titled “Reconciliation of Pro Forma Operating Results for 1Q04”.

2.	See also table titled “Statements of Operations — Segments” on our website at www.investor.instinetgroup.com under the headings “Investor Relations”.

Financial Performance

Instinet/1

Instinet Group

Revenues

Total consolidated revenues for Instinet Group, net of interest expense, were $313 million for the first quarter of 2004, up 21% from the first quarter of 2003 and up 11% from the fourth quarter 2003.

Expenses

Total expenses for the first quarter of 2004 were $280 million, down 18% from the fourth quarter of 2003, which included approximately $81 million of costs associated with our restructuring and intangible asset impairment.

Cost of revenues were $173 million, 15% higher than the fourth quarter of 2003 primarily due to increased transaction volumes. Cost of revenues as a percentage of total revenues increased to 55% from 53% primarily due to increased routed share transaction volume at INET, our electronic marketplace.

Direct expenses were $117 million for the first quarter of 2004, down 4% from the fourth quarter of 2003.

•	Compensation and benefits expense was $60 million in the first quarter of 2004, up 17% from the previous quarter primarily due to higher variable compensation associated with increased profitability and higher revenues partially offset by a decline in our employee base.

•	Depreciation and amortization expense was $15 million, down 19% from the previous quarter primarily due to lower amortization of intangible assets and leasehold improvements resulting from our restructuring plan implemented in the previous quarter.

•	Occupancy expense was $9 million, down 23% from the previous quarter, primarily due to lower rent associated with the declines in our headcount over the past year.

•	Professional fees were $5 million, 42% lower than the previous quarter primarily due to lower consultant and legal fees.

At March 31, 2004, Instinet Group had net cash (cash and cash equivalents and securities owned less short-term borrowings) of approximately $814 million, total assets of approximately $2 billion, and shareholders’ equity of approximately $998 million. There were approximately 332 million shares of common stock outstanding. Instinet Group employed 1,126 persons at March 31, 2004, down 7% from December 31, 2003. Headcount at March 31, 2004 included 957 employees from Instinet, 71 employees from INET and 98 employees from Instinet Group corporate.

John F. Fay, Chief Financial Officer of Instinet Group, commented, “Instinet Group benefited from stronger markets and the steps we have taken to grow our businesses. While the equity markets strengthened globally, they continue to be marked by strong competition. We intend to continue to focus on providing our customers efficient quality trading services and on managing our cost base.”

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New Segment Reporting

During the first quarter of 2004 we completed our business restructuring plan to separate our two primary businesses. As we previously communicated, for the first quarter of 2004 we are providing segment financial information for the following business segments:2

•	Instinet, the Institutional Broker, which includes our U.S. and international institutional agency brokers as well as Lynch, Jones & Ryan, Inc. and our clearing broker, Instinet Clearing Services, Inc.

•	INET, the Electronic Marketplace, represents the consolidation of the order flow of the Instinet ECN and the Island ECN.

As we implemented our new segment reporting, we also reformatted our income statements and enhanced our operating data. We have presented similar historical data in order to provide meaningful comparisons.

Instinet, the Institutional Broker

•	Instinet reported net income before income taxes of $18 million for the first quarter of 2004, up $11 million, or 162%, from the fourth quarter of 2003.

•	Instinet’s customers traded an average of 112 million shares a day in the first quarter of 2004 up 4% from 108 million shares a day during the fourth quarter of 2003. Average daily consideration in non-U.S. equities for the first quarter of 2004 was $932 million, a 53% increase from the fourth quarter of 2003.

•	Total revenues, net of interest expense, were $199 million for the first quarter of 2004, up 7% compared to the fourth quarter of 2003, primarily due to higher transaction volume in U.S. equity securities as well as non-U.S. equities associated with stronger global market volumes.

•	Cost of revenues as a percentage of total transaction fees were 45% in the first quarter of 2004 compared to 46% in the fourth quarter of 2003.

•	Gross margin of $110 million for the first quarter of 2004 was $9 million, or 8%, higher than the fourth quarter of 2003.

•	Direct expenses of $92 million for the first quarter of 2004 were down 3% from the fourth quarter of 2003.

Business Highlights

•	Instinet completed the launch of its two key U.S. equity trading products in the first quarter: Continuous Block Crossing (CBX), and Proactive SmartRouter. Together, they have allowed Instinet’s institutional clients to trade blocks directly with each other while at the same time using intelligent routing technology to enable the simultaneous posting of orders for U.S. equity securities in multiple liquidity pools.

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•	Instinet is currently developing a U.S. securities intra-day crossing services (IDX) for the automatic matching of orders at a specified price. Expected to be launched in the second quarter of 2004, IDX will act as a complement to CBX, creating an alternate liquidity pool for broker-dealers and institutions who wish to execute block trades.

INET, the Electronic Marketplace

•	INET reported net income before income taxes of $6 million for the first quarter of 2004, up $2 million, or 42% from the fourth quarter of 2003.

•	INET reported a NASDAQ-listed equity share volume of 508 million shares per day in the first quarter of 2004, up 23% from the previous quarter. INET’s share of the total market in NASDAQ-listed equity trading was 25.0% in the first quarter of 2004 compared to 23.6% in the previous quarter.

•	Total revenues, net of interest expense, were $120 million, 17% higher than the previous quarter primarily due to higher overall average daily matched volumes and higher market share in the first quarter of 2004 compared to the fourth quarter of 2003.

•	Cost of revenues as a percentage of total transaction fees were 75% in the first quarter of 2004 compared to 70% in the fourth quarter of 2003 primarily due to increased transaction volume routed to other market destinations as part of our routing initiative.

•	Gross margin was $30 million for the first quarter of 2004, level with the fourth quarter of 2003.

•	Direct expenses of $24 million for the first quarter of 2004 were down 5% from the fourth quarter of 2003.

Business Highlights

•	Effective February 9, 2004, INET completed the consolidation of the orderflow of the Instinet ECN and the Island ECN creating the largest ECN.

•	In the first quarter of 2004, INET remained focused in its routing strategy by continuing to be a low cost provider while offering a competitive routing product using Instinet’s SmartRouter.

Webcast

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     Instinet Group will webcast a conference call to discuss its first quarter results at 11:00 a.m. New York time today at http://www.investor.instinetgroup.com. A replay will be available at the same address following the call.

About Instinet Group

Instinet Group, through affiliates, is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions and execution services for more than 30 years. We operate our two major businesses through Instinet, LLC, the Institutional Broker, and Inet ATS, Inc., the electronic marketplace.

•	Instinet, the Institutional Broker, gives its customers the opportunity to use its sales-trading expertise and advanced technology tools to interact with global securities markets, improve trading and investment performance and lower overall trading costs. Through Instinet’s electronic platforms, customers can access other U.S. trading venues, including NASDAQ and the NYSE, and almost 30 securities markets throughout the world. Instinet acts solely as an agent for its customers, including institutional investors, such as mutual funds, pension funds, insurance companies and hedge funds. Lynch, Jones & Ryan, Instinet Group’s commission recapture subsidiary, and Instinet Clearing Services, Inc., Instinet Group’s clearing broker, are also a part of Instinet.

•	INET, the electronic marketplace, represents the consolidation of the order flow of the former Instinet ECN and former Island ECN, providing its U.S. broker-dealer customers one of the largest liquidity pools in NASDAQ-listed securities.

# # #

This press release is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. While Instinet believes the information contained herein is reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. Instinet undertakes no obligation to update publicly any of the information contained herein, in light of new information or future events.

©2004 Instinet Group Incorporated and its affiliated companies. All rights reserved. INSTINET and INET are service marks in the United States. Instinet Group Incorporated is part of the Reuters family of companies.

Instinet, LLC (branded Instinet, the Institutional Broker), member NASD/SIPC; Inet ATS, Inc. (branded INET), member NASD/CSE/SIPC; Lynch, Jones & Ryan, Inc., member NASD/SIPC; and Instinet Clearing Services, Inc., member NASD/SIPC, are subsidiaries of Instinet Group Incorporated.

     This news release may be deemed to include forward-looking statements relating to Instinet Group. Certain important factors that could cause actual results to differ materially from those disclosed in such forward-looking statements are included in Instinet Group’s Annual Report on Form 10-K for the fiscal year ended December 31,2003, and other documents filed with the SEC and available on the Company’s website. Certain information regarding trading volumes is also included in Instinet Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and on the Company’s website at www.investor.instinetgroup.com.

Instinet/5

Instinet Group Incorporated
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2004	2003	2003
Revenue
Transaction fees	$309,916	$279,708	$255,224
Interest income	6,511	5,899	6,347
Interest expense	(3,153)	(2,283)	(2,111)

Interest income, net	3,358	3,616	4,236

Total revenues, net	313,274	283,324	259,460

Cost of Revenues
Soft dollar and commission recapture	60,100	58,817	49,058
Broker-dealer rebates	68,147	54,507	50,420
Brokerage, clearing and exchange fees	44,404	37,275	34,025

Total cost of revenues	172,651	150,599	133,503

Gross margin	140,623	132,725	125,957

Direct Expenses
Compensation and benefits	59,533	51,079	63,984
Communications and equipment	21,642	20,890	30,720
Depreciation and amortization	15,037	18,500	24,074
Occupancy	9,307	12,122	16,458
Professional fees	5,017	8,611	6,338
Marketing and business development	3,322	7,483	2,781
Other	2,876	2,300	5,749

Total direct expenses	116,734	120,985	150,104

Restructuring	—	59,497	—
Goodwill and intangible asset impairment	—	21,668	—
Investments	(4,674)	(10,268)	21,678
Insurance recovery	(5,116)	(2,492)	(5,000)

Total expenses	279,595	339,989	300,285

Income (loss) from continuing operations before income taxes	33,679	(56,665)	(40,825)
Income tax provision (benefit)	14,865	(18,331)	(6,507)

Net income (loss)	$18,814	$(38,334)	$(34,318)

NET INCOME (LOSS) PER SHARE — BASIC & DILUTED

Net income (loss) per share	$0.06	$(0.12)	$(0.10)

Weighted average shares outstanding — basic	331,241	330,937	330,764
Weighted average shares outstanding — diluted	334,388	330,937	330,764

Instinet Group Incorporated
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2004	2003	2003	2003	2003	2002	2002	2002
Revenue
Transaction fees	$309,916	$279,708	$268,210	$275,909	$255,224	$278,441	$263,917	$269,933
Interest income	6,511	5,899	4,931	6,651	6,347	8,546	10,699	11,958
Interest expense	(3,153)	(2,283)	(1,237)	(2,106)	(2,111)	(2,776)	(3,185)	(3,403)

Interest income, net	3,358	3,616	3,694	4,545	4,236	5,770	7,514	8,555

Total revenues, net	313,274	283,324	271,904	280,454	259,460	284,211	271,431	278,488

Cost of Revenues
Soft dollar and commission recapture	60,100	58,817	54,894	49,604	49,058	50,161	51,824	61,738
Broker-dealer rebates	68,147	54,507	53,552	58,630	50,420	56,601	39,004	25,503
Brokerage, clearing and exchange fees	44,404	37,275	35,553	33,446	34,025	36,994	42,079	33,767

Total cost of revenues	172,651	150,599	143,999	141,680	133,503	143,756	132,907	121,008

Gross margin	140,623	132,725	127,905	138,774	125,957	140,455	138,524	157,480

Direct Expenses
Compensation and benefits	59,533	51,079	51,450	60,749	63,984	60,745	63,809	70,989
Communications and equipment	21,642	20,890	24,917	31,617	30,720	36,604	26,620	29,187
Depreciation and amortization	15,037	18,500	22,408	23,534	24,074	24,659	16,712	17,930
Occupancy	9,307	12,122	12,567	13,175	16,458	16,158	12,223	13,595
Professional fees	5,017	8,611	5,739	7,228	6,338	7,820	5,110	6,646
Marketing and business development	3,322	7,483	2,958	3,480	2,781	3,756	2,451	7,480
Other	2,876	2,300	4,491	6,301	5,749	13,783	6,714	13,449

Total direct expenses	116,734	120,985	124,530	146,084	150,104	163,525	133,639	159,276

Restructuring	—	59,497	—	—	—	62,405	955	42,410
Goodwill and intangible asset impairment	—	21,668	—	—	—	—	551,991	—
Investments	(4,674)	(10,268)	667	(2,841)	21,678	19,878	20,336	13,181
Insurance recovery	(5,116)	(2,492)	(2,989)	—	(5,000)	—	—	—

Total expenses	279,595	339,989	266,207	284,923	300,285	389,564	839,828	335,875

Income (loss) from continuing operations before income taxes and discontinued operations	33,679	(56,665)	5,697	(4,469)	(40,825)	(105,353)	(568,397)	(57,387)
Income tax provision (benefit)	14,865	(18,331)	1,652	732	(6,507)	6,690	(39,958)	(14,117)

Income (loss) from continuing operations before discontinued operations	18,814	(38,334)	4,045	(5,201)	(34,318)	(112,043)	(528,439)	(43,270)
Discontinued operations:
Loss from operations of fixed income business	—	—	—	—	—	(412)	—	(23,581)
Income tax benefit	—	—	—	—	—	252	—	6,946

Net income (loss)	$18,814	$(38,334)	$4,045	$(5,201)	$(34,318)	$(112,203)	$(528,439)	$(59,905)

NET INCOME (LOSS) PER SHARE — BASIC & DILUTED

Net income (loss) per share	$0.06	$(0.12)	$0.01	$(0.02)	$(0.10)	$(0.34)	$(2.05)	$(0.24)

Note: Results for Island Holding Company, Inc. are included subsequent to 9/20/02.

Instinet Group Incorporated
Operating Data
(Unaudited)

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2004	2003	2003	2003	2003
U.S. Market
Trade Days	62	64	64	63	61
Average daily NASDAQ-listed equity share volume (millions)	2,030	1,757	1,730	1,788	1,459
Average daily U.S. exchange-listed equity share volume (millions)	2,262	1,920	1,884	2,012	1,894

Average daily U.S. equity share volume (millions)	4,292	3,677	3,614	3,800	3,353
Total U.S. equity share volume (millions)	266,109	235,306	231,311	239,387	204,545
Instinet, the Institutional Broker
A. U.S. Equities[1]
Our total average daily volume (million shares)	112	108	99	96	90
Our share of total market	2.6%	2.9%	2.7%	2.5%	2.7%
Our average daily volume (million shares) — Institutional and Crossing	90	84	78	79	76
Average amount charged to client per share (cents per share) [2] - Institutional and Crossing	1.50	1.47	1.52	1.57	1.52
Our average daily volume (million shares) — Institutional Correspondents	22	24	21	17	14
Average amount charged to client per share (cents per share) [2] - Institutional Correspondents	0.11	0.09	0.11	0.09	0.05
B. Non-US Equities[3]
Our average daily consideration (millions)	$932	$609	$649	$666	$783
Average basis points charged to client per consideration traded	5.3	5.9	6.2	5.7	5.1
INET, the Electronic Marketplace
A. Our Matched Average Daily Volume[4]
Our NASDAQ-listed equity share volume (million shares)	508	414	413	465	402
Our share of total market	25.0%	23.6%	23.8%	26.0%	27.5%
Our U.S. exchange-listed equity share volume (million shares)	62	52	47	52	56
Our share of total market	2.8%	2.7%	2.5%	2.6%	3.0%
Our total U.S. equity share volume (million shares)	570	466	460	517	458
Our share of total market	13.3%	12.7%	12.7%	13.6%	13.6%
B. Our Routed Average Daily Volume (million shares)[5]	91	65	30	28	21
Headcount[6]	1,126	1,210	1,259	1,311	1,428

1	Instinet average daily U.S. equity share volume is counted as the sum of our customers share volume per side related to a trade. For example a matched trade where one customer buys 100 shares and the other sells 100 shares is counted as 200 shares; if the buy or sell order were routed out we would count 100 shares on the customer side. Upon completion of our reorganization, we identified two primary customer groups and as a result, we changed methods in recognizing customer activity and prior quarter statistics have been recalculated.

Institutional and Crossing comprise of certain U.S. buy-side clients, all of the clients of Lynch, Jones & Ryan and our international business. They include fund managers, pension plans, hedge funds and other clients. Crossing includes order flow from both buy-side and sell-side clients who execute though our after hours cross. Institutional Correspondents represent our direct market access U.S. buy-side clients.

2	The amount charged per share is the average cents per share charged net of soft dollar and commission recapture expenses.

3	Commissions on international transactions are presented as basis points (one hundred of one percent) of the total value (consideration) of the transaction.

4	In computing our U.S. share volume for INET in either NASDAQ-listed or U.S. exchange-listed equities, we count the customer share volume on one side of the matched trade. Matched volume reflects transactions where the buyer and seller are matched on INET.

For example, where a customer sells 100 shares to another customer as a matched trade, we count 100 shares. INET share volume includes transactions sent to it by Instinet, the Institutional Broker and prior quarters have been recalculated to include this volume.

In computing our total market share, our numerator share volume is counted as described above for each market where we disclose a market share statistic. The denominator for NASDAQ market share is total NASDAQ share volume as published by NASDAQ. For U.S. exchange-listed market share, the denominator is the total share volume of U.S. listed markets obtained from a widely recognized market data vendor. Listed markets include the New York Stock Exchange, American Stock Exchange, Boston Stock Exchange, Philadelphia Stock Exchange, National Stock Exchange, Chicago Stock Exchange and Pacific Stock Exchange. Historical amounts may be restated due to updates of volume information from these sources.

5	Routed volume reflects transactions where the trade was not matched on INET.

6	Instinet Group headcount is as of the end of the reporting period.

Instinet Group Incorporated
Statements of Operations — Instinet, the Institutional Broker Segment Trend
(In thousands)
(Unaudited)

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2004	2003	2003	2003	2003
Revenue
Transaction fee revenue	$185,412	$174,153	$165,903	$161,996	$154,527
Clearing revenue	10,390	8,272	7,329	6,295	5,270

Total transaction fees	195,802	182,425	173,232	168,291	159,797

Interest income, net	3,165	2,789	2,588	3,168	2,847

Total revenues, net	198,967	185,214	175,820	171,459	162,644

Cost of Revenues
Soft dollar and commission recapture	60,100	58,817	54,894	49,604	49,058
Brokerage, clearing and exchange fees	28,645	24,624	27,568	26,311	26,153

Total cost of revenues	88,745	83,441	82,462	75,915	75,211

Gross margin	110,222	101,773	93,358	95,544	87,433

Direct Expenses
Compensation and benefits	45,141	42,092	39,516	39,466	47,227
Communications and equipment	16,531	14,678	19,536	27,373	26,137
Depreciation and amortization	12,040	13,347	13,530	13,998	14,891
Occupancy	8,206	6,360	6,838	6,830	7,538
Professional fees	3,016	5,410	3,066	4,683	3,819
Marketing and business development	2,789	6,973	1,528	1,480	1,791
Other	2,405	3,755	2,223	2,456	3,832
Technology service company charges	(8,146)	(7,973)	(7,491)	(8,834)	(8,833)
Corporate overhead charges	10,496	10,366	13,014	20,089	17,794

Total direct expenses	92,478	95,008	91,760	107,541	114,196

Total expenses	181,223	178,449	174,222	183,456	189,407

Net income (loss) from continuing operations before income taxes	$17,744	$6,765	$1,598	$(11,997)	$(26,763)

Instinet Group Incorporated
Statements of Operations — INET, the Electronic Marketplace Segment Trend
(In thousands)
(Unaudited)

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2004	2003	2003	2003	2003
Revenue
Transaction fees	$119,799	$101,668	$99,278	$111,736	$98,607
Interest income, net	215	521	108	126	109

Total revenues, net	120,014	102,189	99,386	111,862	98,716

Cost of Revenues
Broker-dealer rebates	68,147	54,507	53,552	58,630	50,420
Brokerage, clearing and exchange fees	21,444	17,036	12,285	11,253	11,052

Total cost of revenues	89,591	71,543	65,837	69,883	61,472

Gross margin	30,423	30,646	33,549	41,979	37,244

Direct Expenses
Compensation and benefits	3,808	4,660	4,024	3,565	4,334
Communications and equipment	4,343	5,349	4,453	3,419	3,611
Depreciation and amortization	2,583	4,027	7,014	7,160	7,382
Occupancy	569	1,819	1,203	1,225	1,818
Professional fees	277	899	704	228	374
Marketing and business development	722	226	39	42	43
Other	(123)	(2,854)	1,747	3,630	1,368
Technology service company charges	8,146	7,973	7,491	8,834	8,833
Corporate overhead charges	3,953	3,572	5,097	9,189	6,865

Total direct expenses	24,278	25,671	31,772	37,292	34,628

Total expenses	113,869	97,214	97,609	107,175	96,100

Net income (loss) from continuing operations before income taxes	$6,145	$4,975	$1,777	$4,687	$2,616

Instinet Group Incorporated
Statement of Operations — Segments1
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2004
	Instinet	INET	Eliminations	Corporate	Total
Revenue
Transaction fees	$195,802	$119,799	$(5,685)	—	$309,916
Interest income, net	3,165	215	—	(22)	3,358

Total revenue, net	198,967	120,014	(5,685)	(22)	313,274

Cost of revenues
Soft dollar and commission recapture	60,100	—	—	—	60,100
Broker-dealer rebates	—	68,147	—	—	68,147
Brokerage, clearing and exchange fees	28,645	21,444	(5,685)	—	44,404

Total cost of revenues	88,745	89,591	(5,685)	—	172,651

Gross margin	110,222	30,423	—	(22)	140,623

Direct Expenses
Compensation and benefits	45,141	3,808	—	10,584	59,533
Communications and equipment	16,531	4,343	—	768	21,642
Depreciation and amoritization	12,040	2,583	—	414	15,037
Occupancy	8,206	569	—	532	9,307
Professional fees	3,016	277	—	1,724	5,017
Marketing and business development	2,789	722	—	(189)	3,322
Other	2,405	(123)	—	594	2,876
Technology service company charges	(8,146)	8,146	—	—	—
Corporate overhead charges	10,496	3,953	—	(14,449)	—

Total direct expenses	92,478	24,278	—	(22)	116,734

Investments	—	—	—	(4,674)	(4,674)
Insurance recovery	—	—	—	(5,116)	(5,116)

Total expenses	181,223	113,869	(5,685)	(9,812)	279,595

Net income from continuing operations before income taxes	$17,744	$6,145	$—	$9,790	$33,679

[1]	See also table titled “Statements of Operations — Segments” on our website at www.investor.instinetgroup.com under the heading “Investor Relations” for historical data.

Instinet Group Incorporated
Reconciliation of Pro Forma Operating Results for 1Q04
(In thousands, except per share amounts)
(Unaudited)

In evaluating our financial performance and results of operations, management reviews certain financial measures that are not in accordance with generally accepted accounting standards in the United States (“non-GAAP”). Non-GAAP measurements do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. Management uses non-GAAP financial measures in evaluating our operating performance. In light of the use by management of these non-GAAP measurements to assess our operational performance, we believe it is useful to provide information with respect to these non-GAAP measurements so as to share this perspective of management. These non-GAAP financial measures should be considered in the context with our GAAP results. A reconciliation of our non-GAAP measurements are provided below:

Management reviews adjusted operating income, in addition to GAAP financial results. This non-GAAP financial measurement excludes non-operating items, which by their nature, management does not consider to be a true reflection of the operating results and financial performance of our business. These non-operating charges are investment gains and losses, charges related to our cost reduction initiatives, goodwill impairment, insurance recoveries, and the related tax effects of those items. The following schedule reconciles our pro forma income (loss) to our GAAP financial results:

	Three Months Ended
	March 31,	December 31,	March 31,
	2004	2003	2003
Total revenues, net, as reported	$313,274	$283,324	$259,460
Total expenses, as reported	279,595	339,989	300,285
Severance included in compensation and benefits	—	—	(9,146)
Real estate abandonment costs included in occupancy	—	—	(2,333)
Restructuring	—	(59,497)	—
Goodwill and intangible assets impairment	—	(21,668)	—
Investments	4,674	10,268	(21,678)
Insurance recovery	5,116	2,492	5,000

Pro forma operating expenses	289,385	271,584	272,128

Pro forma income (loss) before income taxes	23,889	11,740	(12,668)

Income tax provision (benefit), as reported	14,865	(18,331)	(6,507)
Tax effect of pro forma adjustments	(4,308)	25,426	337

Pro forma provision for income taxes	10,557	7,095	(6,170)

Net income (loss), as reported	18,814	(38,334)	(34,318)
Net effect of pro forma adjustments	(5,482)	42,979	27,820

Pro forma net income (loss)	$13,332	$4,645	$(6,498)

Earnings (loss) per share — basic and diluted, as reported	$0.06	$(0.12)	$(0.10)
Net effect of pro forma adjustments	(0.02)	0.13	0.08

Pro forma earnings (loss) per share — basic and diluted	$0.04	$0.01	$(0.02)

Weighted average shares outstanding — basic	331,241	330,937	330,764
Weighted average shares outstanding — diluted	334,388	330,937	330,764